UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2022

MONDELĒZ INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

905 West Fulton Market, Suite 200, Chicago, Illinois 60607

(Address of principal executive offices, including zip code)

(847) 943-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, no par value	MDLZ	The Nasdaq Global Select Market
1.625% Notes due 2027	MDLZ27	The Nasdaq Stock Market LLC
0.250% Notes due 2028	MDLZ28	The Nasdaq Stock Market LLC
0.750% Notes due 2033	MDLZ33	The Nasdaq Stock Market LLC
2.375% Notes due 2035	MDLZ35	The Nasdaq Stock Market LLC
4.500% Notes due 2035	MDLZ35A	The Nasdaq Stock Market LLC
1.375% Notes due 2041	MDLZ41	The Nasdaq Stock Market LLC
3.875% Notes due 2045	MDLZ45	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information described below under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.” is hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Term Credit Agreement

On July 11, 2022 (the “Effective Date”), we entered into a term loan credit agreement (the “Term Credit Agreement”) pursuant to which we may incur up to $2.0 billion of term loans with an initial 18 month term (subject to the extension mechanic described below) with the lenders named in the Term Credit Agreement and Mizuho Bank, Ltd., as administrative agent.

Under the Term Credit Agreement, we may, on up to four funding dates within eight months after the Effective Date, draw up to $2.0 billion of term loans with an initial maturity 18 months after the funding date of the applicable loans. We may request that the maturity date of outstanding term loans borrowed on the same funding be extended by an additional six months, by delivering an extension request at least 30 days, but not more than 60 days, prior to the maturity date of the such term loans. Each lender may decide whether or not to agree to the extension request in its sole discretion. No more than one extension request may be made with respect to any series of term loans borrowed on the same funding date. Amounts borrowed and repaid under the Term Credit Agreement may not be reborrowed. We have the right, subject to certain conditions, to prepay in whole or in part any outstanding term loans and terminate in whole or reduce ratably in part the unused portions of the respective commitments of the lenders. All term loans under the Term Credit Agreement will bear interest at a variable annual rate based on SOFR, or base rate, at our election, plus an applicable margin (as determined pursuant to the Term Credit Agreement). The applicable margin will be determined by reference to the rating of our long-term senior unsecured debt.

The Term Credit Agreement requires us to maintain a minimum shareholders’ equity of not less than $25.0 billion. The Term Credit Agreement’s definition of minimum shareholder equity excludes accumulated other comprehensive income or losses, the cumulative effects of any changes in accounting principles, and any income or losses recognized in connection with the ongoing application of any “mark-to-market” accounting adopted in respect of pension and other retirement plans. The Term Credit Agreement also contains customary representations, covenants and events of default.

We expect to use the Term Credit Agreement for general corporate purposes. Some of the lenders under the Term Credit Agreement and their affiliates have various relationships with us and our subsidiaries involving the provision of financial services, including cash management, investment banking and trust services. In addition, we and certain of our subsidiaries have entered into foreign exchange and other derivatives arrangements with certain of the lenders and their affiliates.

This description of the Term Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Term Credit Agreement, which is filed hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibits are being filed with this Current Report on Form 8-K.

Exhibit Number	Description

10.1	Term Credit Agreement, dated July 11, 2022, by and among Mondelēz International, Inc., the lenders named therein and Mizuho Bank, Ltd., as Administrative Agent.

104	The cover page from Mondelēz International, Inc.’s Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Luca Zaramella
Name:	Luca Zaramella
Title:	Executive Vice President and Chief Financial Officer

Date: July 11, 2022